                                                                       EXHIBIT 1


                    NEW WORLD COFFEE - MANHATTAN BAGEL, INC.

                      SERIES D PREFERRED STOCK AND WARRANT
                               PURCHASE AGREEMENT

     THIS SERIES D PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (the "Agreement") is entered into as of August 11, 2000, by and among New World Coffee - Manhattan Bagel, Inc., a Delaware corporation (the "Company"), and each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as EXHIBIT A (which persons and entities are hereinafter collectively referred to as "Purchasers" and each individually as a "Purchaser").

                                    RECITALS

     WHEREAS, the Company has authorized the sale and issuance of up to an aggregate of 16,216.216 shares of its Series D Preferred Stock (the "Purchased Shares") and the issuance of such additional shares of its Series D Preferred Stock as may issued pursuant to the terms of such Series D Preferred Stock (the "PIK Shares" and, together with the Purchased Shares, the "Shares");

     WHEREAS, Purchasers desire to purchase the Purchased Shares set forth on EXHIBIT A on the terms and conditions set forth herein; and

     WHEREAS, the Company desires to issue and sell such Purchased Shares to Purchasers on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.   AGREEMENT TO SELL AND PURCHASE.

     1.1  AUTHORIZATION OF SHARES. On or prior to the Closing (as defined in
Section 3 below), the Company shall have authorized the Shares. The Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designation in the form attached hereto as EXHIBIT 1.1 (the "Certificate of Designation").

     1.2  SALE AND PURCHASE.

          (a) At the Interim Closing (as defined below), the Company shall issue and sell to each Purchaser and each Purchaser shall purchase the number of shares of Series D Preferred Stock, set forth opposite such Purchaser's name on Exhibit A under the heading "Interim Closing", for an aggregate of $7,500,000; and

          (b) At the Subsequent Closing (as defined below), the Company shall issue and sell to each Purchaser and each Purchaser shall purchase the number of shares of

Series D Preferred Stock set forth opposite such Purchaser's name on Exhibit A under the heading "Subsequent Closing", for an aggregate of $7,500,000.

          (c) The purchase price at the Interim Closing and the Subsequent Closing shall be nine hundred and twenty-five dollars ($925.00) per share (the "Purchase Price").

     1.3  REDEMPTION OF SHARES.

          (a)  Optional Redemption.

               (i) The Shares will be redeemable at the election of the Company, as a whole or from time to time in part, at any time ("Optional Redemption Date") on not less than 5 nor more than 60 days' prior notice, for an amount equal to 100% of the Purchase Price, plus all accrued or declared but unpaid dividends, if any, to the date of redemption (the "Redemption Price").

               (ii) No partial optional redemption may be authorized or made unless on or prior to such redemption full unpaid cumulative dividends shall have been paid, or a sum set apart in cash for such payment, on all Shares then outstanding to the extent dividends are payable in cash. If less than all the Shares are to be redeemed, the particular Shares to be redeemed will be determined on a pro rata basis. If less than all of the Shares are to be redeemed, the Redemption Notice that relates to such Shares shall state the portion of the Shares to be redeemed. A new Series D Preferred Stock certificate representing the unredeemed Shares will be issued in the name of the holder thereof upon cancellation of the original certificate for Series D Preferred Stock and, unless the Company fails to pay the Redemption Price on the Redemption Date, after the Redemption Date dividends will cease to accrue on the Shares called for redemption.

          (b)  Mandatory Redemption.

               (i) The Company shall redeem all outstanding Shares (subject to the legal availability of funds therefor) in whole on the earlier of August 11, 2003 or the closing date of the Company's acquisition of 70% or more of the outstanding stock, or all or substantially all of the assets, of Einstein/Noah Bagel Corporation ("Acquisition of Einstein") (the "Mandatory Redemption Date" and together with the "Optional Redemption Date", the "Redemption Date"), at the Redemption Price.

               (ii) Failure to Redeem. In the event that the Company fails to redeem the Shares on the Mandatory Redemption Date, the Redemption Price of unredeemed Shares will increase by 1% on each of the 30th, 60th, and 90th day following the Mandatory Redemption Date. If the Company fails to redeem the Shares by the 90th day following the Mandatory Redemption Date (the "Note Date"), the Redemption Price will be paid by the issuance of Senior Subordinated Notes (the "Notes"), which Notes will be substantially in the form of Note attached hereto as Exhibit B and all outstanding Shares shall be deemed to be retired and no longer outstanding.

          (c) Procedure for Redemption. (i) Not more than 60 and not less then 5 days prior to any Optional Redemption Date, and as soon as practical prior to the Mandatory Redemption Date, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record of Shares to be redeemed on the record date fixed for such redemption of the Shares at such Holder's address as the same appears on the stock register of the Company. The Redemption Notice shall state:

          (A)  the Redemption Price;

          (B) whether all or less than all of the outstanding Shares are to be redeemed and the total number of Shares being redeemed;

          (C) the number of Shares held by the Holder that the Company intends to redeem;

          (D)  the Redemption Date;

          (E) that the Holder is to surrender to the Company, at the place or places designated in such Redemption Notice, its certificates representing the Shares to be redeemed;

          (F) that dividends on the Shares to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the Redemption Price; and

          (G) the name of any bank or trust company performing the duties referred to in subsection (c)(iv) below.

               (ii) On or before the Redemption Date, each Holder of Shares to be redeemed shall surrender the certificate or certificates representing such Shares to the Company, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be returned to authorized but unissued shares. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (iii) Unless the Company defaults in the payment in full of the Redemption Price, dividends on the Shares called for redemption shall cease to accrue on the Redemption Date, and the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest.

               (iv) If a Redemption Notice shall have been duly given or if the Company shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein the funds necessary for such redemption shall have been deposited by the Company with such bank or trust company in trust for the pro rata benefit of the Holders of the Shares called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit, all shares so called, or to be so called pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect of such Shares shall forthwith cease and terminate, except only the right of the Holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest. The aforesaid bank or trust company shall be organized and in good standing under the laws of the United States of America, and shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the Redemption Notice. Any interest accrued on such funds shall be paid to the Company from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such Redemption Date shall, to the extent permitted by law, be released or repaid to the Company, after which repayment the Holders of the Shares so called for redemption shall look only to the Company for payment hereof.

               (v) If the Redemption Price will be paid by the issuance of Notes as required by 1.3 (b)(ii) above, the Company will issue to each Holder of Shares that has surrendered the certificate or certificates representing such Shares, a Note in the principal amount of the aggregate Redemption Price payable to such Holder, including the increases in the Redemption Price required by
Section 1.3(b)(ii) above, and payable to the Holder as such Holder's name appears on the stock register of the Company. The Company will, within 5 days following the 90th day following the Mandatory Redemption Date, send notice to each Holder that has not surrendered the certificate or certificates representing its Shares stating that the Redemption Price is to be paid by the issuance of Notes and confirming the location at which such certificates are to be surrendered. Such notice shall be sent in the same manner as was required for the Redemption Notice. Thereafter, not later than five days following any surrender by a Holder of certificates representing Shares, the Company will issue to such Holder a Note in the amount specified above.

2.   WARRANTS

     2.1  ISSUANCE OF WARRANTS.

          (a) At the Closing, the Company will issue Warrants to purchase shares of the Company's Common Stock exercisable at $0.01 per share (the "Warrants") which Warrants will be substantially in the form of Warrant attached hereto as Exhibit C. The Warrants will be issued pro rata to Purchasers of the Purchased Shares including Shares sold in Subsequent Closings, if any, and will entitle such Purchasers to acquire Common Stock equal, in the aggregate, to 12.90% of the Fully Diluted Common Stock of the Company as of the Closing (assuming the issuance of all Purchased Shares at the

Subsequent Closing). In addition, within 10 days following the Acquisition of Einstein, the Company will issue pro-rata to the Purchasers such additional Warrants, if any, sufficient to cause the Warrants issued under this Section 2.1 to allow the purchase of that number of shares of Common Stock equal to 9.67% of the Fully Diluted Common Stock of the Company at the time of the Acquisition of Einstein exclusive of equity sold to unaffiliated third parties (other than shares issued in consideration for the equity of Einstein/Noah Bagel Corporation ("Einstein"), its assets and/or its business) in transactions related to the Acquisition of Einstein. The term "Fully Diluted" shall mean the fully diluted Common Stock of the Company, determined by taking into account all options, warrants and other convertible securities, but not including any warrants, or options with a strike price greater than $3.00 per share and not including any of the Warrants issued under Section 2.2.

          (b) For purposes of this Section 2.1, the number of shares subject to such Warrants shall be calculated to result in such percentages of Fully Diluted Common Stock after the issuance of such Warrants.

     2.2  WARRANT STEP-UP.

          (a) If within one year following the Closing Date (i) the Company fails to redeem the Shares in accordance with the terms set forth above, (ii) the Company has redeemed the Shares by the issuance of Notes but has not paid such Notes in full, or (iii) there has not been an Acquisition of Einstein and the Shares have not been redeemed in full in accordance with Section 1.3(a) above, the Company will issue pro-rata to the Purchasers warrants in the form of Exhibit C hereto representing an additional 2.68% of the Fully Diluted Common Stock of the Company outstanding at the beginning of each quarter of the year following the first anniversary of the Closing Date, which percentage shall be reduced pro-rata based upon Shares theretofore redeemed or the Notes theretofore repaid, as applicable.

          (b) If within two years of the Closing Date (i) the Company fails to redeem the Shares in accordance with the terms set forth above, (ii) the Company has redeemed the Shares by the issuance of Notes but has not paid such Notes in full, or (iii) there has not been an Acquisition of Einstein and the Shares have not been redeemed in full in accordance with Section 1.3(a) above, the Company will issue pro rata to the Purchasers warrants in the form of Exhibit C hereto representing an additional 4.03% of the Fully Diluted Common Stock of the Company outstanding at the beginning of each quarter of the year following the second anniversary of the Closing Date, which percentage shall be reduced pro-rata based upon Shares theretofore redeemed or the Notes theretofore repaid, as applicable.

          (c) For purposes of this Section 2.2, at the time of each such issuance of Warrants, the number of shares subject to such Warrants shall be calculated to result in the applicable percentage of Fully Diluted Common Stock before such issuance of Warrants.

     2.3 ADJUSTMENT OF WARRANT PERCENTAGES. If the aggregate purchase price of Shares purchased under this Agreement is less than $15,000,000, all percentages in this Section 2 shall be reduced by multiplying each such percentage by the quotient obtained by dividing the aggregate purchase price of Stock purchased under this Agreement by $15,000,000.


3.   CLOSINGS, DELIVERIES, PAYMENT AND USE OF PROCEEDS.

     3.1 CLOSING. The closing of the purchase and sale of Purchase Shares pursuant to Section 1.2(c) above (the "Interim Closing") shall take place at 10:00 a.m. on August 11, 2000, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178-0060 or at such other time or place as the Company and Purchasers may mutually agree (such date is hereinafter referred to as the "Interim Closing Date").

          3.1.1 At the Interim Closing, subject to the terms and conditions hereof, the Company shall deliver to the Purchasers the following:

          (a) Certificates representing the number of Shares to be purchased at the Interim Closing by each Purchaser;

          (b) A Compliance Certificate, executed by the President of the Company, dated the Interim Closing Date, to the effect that the conditions specified in paragraphs (a) through (j) of Section 7.1 have been satisfied.

          (c) A certificate of the Secretary of the Company, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT 3.1.1(c).

          (d) An opinion of legal counsel to the Company addressed to the Purchasers, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT 3.1.1(d).

     3.2 SUBSEQUENT CLOSING. The closing of the purchase and sale of Purchased Shares pursuant to Section 1.2(b) above (the "Subsequent Closing") shall take place a the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178-0060 upon one business day's written notice from the Purchasers to the Company (the "Subsequent Closing Date").

          3.2.1 At the Subsequent Closing, subject to the terms and provisions hereof, the Company shall deliver to the Purchasers the following:

          (a) Certificates representing the number of Shares to be purchased at the Subsequent Closing by each Purchaser; and

          (b) A Compliance Certificate, executed by the President of the Company, dated the Subsequent Closing Date, to the effect that the conditions specified in paragraphs of Sections 7.2 have been satisfied.

          (c) An opinion of legal counsel to the Company addressed to the Purchasers, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT 3.1.1(d).

     3.3 At the Interim Closing and the Subsequent Closing, subject to the terms and conditions hereof, each of the Purchasers shall deliver to the Company a wire transfer in the amount of the Purchase Price for the Shares to be purchased at the Interim Closing and the Subsequent Closing, respectively, by each Purchaser.

4. USE OF PROCEEDS. The proceeds from this transaction shall be used only to purchase the 7.25% Convertible Subordinated Notes (the "Bonds") issued by Einstein/Noah Bagel Corporation ("Einstein") at a blended average price no greater than 60% of the face amount thereof (the "Target Purchase Price"), and to pay interest, fees, and expenses related to this transaction. In the event that the Bonds are unavailable in the open market at a price that would keep the blended average at or below the Target Purchase Price the Company may, with the prior consent of the holders of at least 67% of the Shares, purchase the Bonds at a price that would cause the blended average to exceed the Target Purchase Price. The Purchasers will use good faith efforts to respond within one business day to any request by the Company for consent to purchase bonds at a price that would cause the blended average to exceed the Target Purchase Price, but any failure to respond within such time will not be deemed consent.

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Except as set forth on a Schedule of Exceptions delivered by the Company to the Purchasers at the Closing, the Company (which term for the purposes of Section 5, shall include its subsidiaries) hereby represents and warrants to each Purchaser as of the date of this Agreement as follows:

     5.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, the Warrant and the Registration Rights Agreement (collectively, the "Related Agreements"), to issue and sell the Shares and to carry out the provisions of this Agreement, the Related Agreements and the Certificate of Designation and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

     5.2 SUBSIDIARIES. The Company owns no equity securities of any other corporation, limited partnership or similar entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

     5.3 CAPITALIZATION; VOTING RIGHTS. The authorized capital stock of the Company, immediately prior to the Closing, will consist of (i) 50,000,000 shares of Common Stock, par value $.001 per share, 13,510,724 shares of which are issued and outstanding as of August 10, 2000, and 579,529 shares of which are reserved for future issuance to pursuant to the Company's Stock Option Plans, as amended and restated (the "Option Plan"), 3,109,445 shares of which are reserved for issuance upon exercise of the Warrants and other warrants of the Company, and (ii) 2,000,000 shares of Preferred Stock, par value $.001 per share, 400 of which are designated Series A Preferred Stock, none of which are issued and outstanding, 225 of which are designated Series B Preferred Stock, none of which are issued and outstanding, 500,000 of which are designated Series C Preferred Stock, 444,190 of which are issued and outstanding and which will convert into 1,332,570 Shares of Common Stock upon the effective date of the registration statement contemplated by Section 6.1(h) below, 25,000 of which are designated Series D Preferred Stock, none of which are issued and outstanding but up to 16,216.216 of which may be purchased hereunder and shares of Series A Junior Participating Preferred Stock, none of which is presently outstanding. All issued and outstanding shares of the Company's Common Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Shares are as stated in the Certificate of Designation. Other than the 3,688,974 shares reserved for issuance under the Option Plans, the Warrants, other warrants and Shares issued upon conversion of the Series C Preferred Stock and except as may be granted pursuant to the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. When issued in compliance with the provisions of this Agreement and the Certificate of Designation, the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances and any restrictions on transfer; provided, however, that the Shares may be subject to restrictions on transfer under applicable state and/or federal securities laws. The consummation of the transactions contemplated by this Agreement and the Related Agreements will not result in acceleration or other changes in the vesting provisions or other terms of any outstanding options granted by the Company. Each subsidiary of the Company listed on the Schedule of Exceptions is wholly-owned.

     5.4 AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Related Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance (or reservation for issuance) and delivery of the Shares pursuant hereto have been taken or will be taken prior to the Closing. The Agreement and the Related Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (b) general principles of equity that restrict the availability of equitable remedies. The sale of the Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

     5.5 FINANCIAL STATEMENTS. The Company has delivered to each Purchaser (a) its audited balance sheet as at and audited statement of income and cash flows for the fiscal year ending December 26, 1999 and (b) its unaudited balance sheet as at June 25, 2000 (the "Statement Date") and unaudited consolidated statement of income and cash flows for the six month period ending on the Statement Date (collectively, the "Financial Statements"), copies of which are attached hereto as Exhibit 5.5. The Financial Statements, together with the notes thereto, are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Company as of December 26, 1999 and the Statement Date; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material), and do not contain all footnotes required under generally accepted accounting principles. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation except its subsidiaries. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

     5.6 LIABILITIES. The Company has no material liabilities and, to the best of its knowledge, knows of no material contingent liabilities not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business subsequent to the Statement Date which have not been, either in any individual case or in the aggregate, materially adverse.

     5.7  AGREEMENTS; ACTION.

          (a) Except for agreements explicitly contemplated hereby and agreements between the Company and its employees with respect to the sale of the Company's Common Stock, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

          (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 (other than obligations of, or payments to, the Company arising from purchase or sale agreements entered into in the ordinary course of business.

          (c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities (other than with respect to dividend obligations, distributions, indebtedness and other obligations incurred in the ordinary course of business or as disclosed in the Financial Statements) individually in excess of $25,000 or in the aggregate in excess of $250,000, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business except as set forth in the Company's filings with the Securities and Exchange Commission as of the date hereof (the "SEC Filings").

          (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          (e) The Company has proposed, and is engaged in, discussions regarding the acquisition of Einstein as described in the Schedule of Exceptions.

     5.8 OBLIGATIONS TO RELATED PARTIES. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of compensation for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors or stockholders of the Company, or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that officers, directors and/or stockholders of the Company may own up to 5% of the capital stock of publicly traded companies which may compete with the Company. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, to the knowledge of the Company, interested in any material contract with the Company (other than such contracts as relate to any such person's ownership of capital stock or other securities of the Company). Except as may be disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation, other than its subsidiaries listed in the Schedule of Exceptions.

     5.9 CHANGES. Since the Statement Date, there has not been to the Company's knowledge:

          (a) Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Company;

          (b) Any resignation or termination of any key officers of the Company except for Sanford Nacht, and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

          (c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

          (d) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

          (e) Any direct or indirect loans or guarantees made by the Company to any stockholder, employee, officer or director of the Company or any members of their immediate families, other than advances made in the ordinary course of business;

          (f) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

          (g) Any declaration or payment of any dividend or other distribution of the assets of the Company;

          (h)  Any labor organization activity;

          (i) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

          (j) Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

          (k) Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company; or

          (l) Any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

          (m) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

          (n) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

          (o) any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

          (p) any agreement or commitment by the Company to do any of the things described in this Section 4.9.

     5.10 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than those resulting from taxes which have not yet become delinquent, and minor liens and encumbrances arising in the ordinary course of business which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, subject to ordinary wear and tear. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

     5.11 PATENTS AND TRADEMARKS. The Company owns or possesses sufficient legal rights to all material patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products except in the ordinary course of business. The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed, would violate any of the material patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement or the Related Agreements, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as presently proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any material contract, covenant or instrument under which any employee is now obligated.

     5.12 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any term of its Certificate of Incorporation or Bylaws, or of any provision of any material mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order, writ or, to its knowledge, any statute, rule or regulation applicable to the Company which would individually or in the aggregate materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The execution, delivery, and performance of and compliance with this Agreement, and the Related Agreements, and the issuance and sale of the Shares pursuant hereto will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any such mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

     5.13 LITIGATION. There is no action, suit, proceeding or investigation pending, or to the Company's knowledge currently threatened, against the Company that questions the validity of this Agreement, or the Related Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The Company is not a party or subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate except in the ordinary course of business.

     5.14 TAX RETURNS AND PAYMENTS. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent. The Company has not been advised
(a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability for any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

     5.15 EMPLOYEES. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company's knowledge, threatened with respect to the Company. Other than the Option Plans, the Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement, including any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974, except as set forth in SEC filings and any such plans, arrangements and agreements with non-executive officers. To the Company's knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company's knowledge the continued employment by the Company of its present employees, and the performance of the Company's contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No executive officers of the Company have been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company except as set forth in SEC filings. The Company is not aware that any executive officer who intends to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the employment of any executive officer.

     5.16 REGISTRATION RIGHTS. Except as required pursuant to the Registration Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register any of the Company's presently outstanding securities or any of its securities that may hereafter be issued under the Securities Act of 1933, as amended other than for Sanford Nacht and the holders of Series C Preferred Stock, which registration right will be satisfied upon the registration statement contemplated by Section 7.1(h) being declared effective.

     5.17 COMPLIANCE WITH LAWS; PERMITS. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations, qualifications, designations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or similar authority. The Company has duly filed, on a timely basis, all filings required pursuant to the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder.

     5.18 ENVIRONMENTAL AND SAFETY LAWS. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

     5.19 OFFERING VALID. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 5.2 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

     5.20 FULL DISCLOSURE. The Company has fully provided each Purchaser with all the information that such Purchaser has requested for deciding whether to purchase the Shares. This Agreement, the Disclosure Schedule and Exhibits hereto, the Related Agreements and all other documents delivered by the Company to Purchasers or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, do not contain any untrue statement of a material fact nor, to the Company's knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     5.21 MINUTE BOOKS; BOARD AND STOCKHOLDER MATERIALS. The Certificate of Designation and Bylaws of the Company are in the form previously provided to special counsel for the Purchasers. The minute books of the Company provided to the Purchasers contain a complete summary of all meetings of directors and stockholders since the time of incorporation. The Board and stockholder materials provided to the Purchasers are all of the materials provided by the Company to its directors and stockholders in connection with such meetings.

     5.22 REAL PROPERTY HOLDING CORPORATION. The Company is not a real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) and any regulations promulgated thereunder.

     5.23 INSURANCE. The Company has in full force and effect fire and casualty, products liability and errors and omissions insurance policies with coverage customary for companies similarly situated to the Company.

     5.24 INVESTMENT COMPANY ACT. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

6.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

     Each Purchaser hereby represents and warrants, severally but not jointly, to the Company as follows:

     6.1 REQUISITE POWER AND AUTHORITY. Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Related Agreements and to carry out their respective provisions. All action on Purchaser's part required for the lawful execution and delivery of this Agreement and the Related Agreements have been or will be effectively taken prior to the Closing. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' right and (b) general principles of equity that restrict the availability of equitable remedies.

     6.2 INVESTMENT REPRESENTATIONS. Purchaser understands that the Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

          (a) PURCHASER BEARS ECONOMIC RISK. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares, Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Purchaser might propose.

          (b) ACQUISITION FOR OWN ACCOUNT. Purchaser is acquiring the Shares for Purchaser's own account for investment only, and not with a view towards their distribution.

          (c) PURCHASER CAN PROTECT ITS INTEREST. Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

          (d) ACCREDITED INVESTOR. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

          (e) COMPANY INFORMATION. Purchaser has received and read the Financial Statements and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities and all of the SEC Filings. Purchaser has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment.

          (f) RULE 144. Purchaser acknowledges and agrees that the Shares, must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

          (g) RESIDENCE. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on EXHIBIT A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its investment decision was made is located at the address or addresses of the Purchaser set forth on EXHIBIT A.

7.   CONDITIONS TO INTERIM CLOSING.

     7.1 CONDITIONS TO PURCHASERS' OBLIGATIONS AT THE INTERIM CLOSING. Purchasers' obligations to purchase the Shares at the Interim Closing are subject to the satisfaction, at or prior to the Interim Closing Date, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Section 5 hereof shall be true and correct in all material respects as of the Interim Closing Date with the same force and effect as if they had been made as of the Interim Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Interim Closing Date.

          (b) LEGAL INVESTMENT. On the Interim Closing Date, the consummation of the transactions contemplated by the Agreement and the Related Agreements shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.

          (c) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements, including without limitation the consent of the senior lender of the Company.

          (d) FILING OF CERTIFICATE OF DESIGNATION. The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware.

          (e) BOARD OF DIRECTORS. Upon the Closing, the authorized size of the Board of Directors of the Company shall be six and the Board shall consist of Leonard Tannenbaum, Eve Trkla, Ramin Kamfar, Keith Barket, Edward McCabe, and Karen Hogan.

          (f) CLOSING DELIVERIES. The Company shall have delivered to Purchasers all items required to be delivered at the Closing by Section 3.1.1 of this Agreement.

          (g) CORPORATE DOCUMENTS. The Company shall have delivered to Purchasers or their counsel, copies of all corporate documents of the Company as Purchasers shall reasonably request.

          (h) FILING OF REGISTRATION STATEMENT. A registration statement registering the shares of common stock of the Company into which all outstanding shares of the Series C Preferred Stock of the Company may convert shall have been filed with the Securities Exchange Commission.

          (i) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          (j) RIGHTS PLAN. All corporate action necessary to waive, (i) on behalf of a Purchaser, individually, and (ii) the permitted assignees of the Shares of such individual Purchaser, the trigger provisions of the Rights Plan dated in June 1999 between the Company and American Stock Transfer and Trust Company which relate to purchases of common stock above a specified percentage of the outstanding common stock of the Company, but only with respect to shares of common stock of the Company purchased directly from the Company as "original issue shares" by the Purchaser under written agreements between such Purchaser and the Company shall have been taken.

          (k) PAYMENT OF FEES. The Company shall have paid all fees and expenses arising under Section 8.9(a) through such date.

     7.2 CONDITIONS TO PURCHASERS' OBLIGATIONS AT THE SUBSEQUENT CLOSING. Purchasers' obligations to purchase the Shares at the Subsequent Closing are subject to the satisfaction, at or prior to the Subsequent Closing Date, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects as of the Subsequent Closing Date with the same force and effect as if they had been made as of the Subsequent Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Subsequent Closing Date.

          (b) LEGAL INVESTMENT. On the Subsequent Closing Date, the consummations of the transactions contemplated by the Agreement and the Related Agreements shall be legally permitted by all laws and regulations to which Purchasers and the Company are subject.

          (c) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements, including without limitation the consent of the senior lender of the Company.

          (d) CLOSING DELIVERIES. The Company shall have delivered to Purchasers all items required to be delivered at the Closing by Section 3.1.1 of this Agreement.

          (e) PAYMENT OF FEES. The Company shall have paid all fees and expenses arising under Section 8.9(a) through such date.

          (f) FILING OF REGISTRATION STATEMENT. A registration statement registering the shares of common stock of the Company into which all outstanding shares of the Series C Preferred Stock of the Company may convert shall have been filed with the Securities Exchange Commission.

     7.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY AT THE INTERIM CLOSING AND THE SUBSEQUENT CLOSING. The Company's obligation to issue and sell the Shares at the Interim Closing and the Subsequent Closing is subject to the satisfaction, on or prior to each such Closing, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by those Purchasers acquiring Shares in Section 5 hereof shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

          (b) PERFORMANCE OF OBLIGATIONS. Such Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchasers on or before the Closing.

          (c) CLOSING DELIVERIES. Such Purchasers shall have delivered to the Company all items required to be delivered at the Closing by Sections 3.1.2 and
3.1.3 of this Agreement.

          (d) CONSENTS, PERMITS, AND WAIVERS. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (except for such as may be properly obtained subsequent to the Closing).

8.   MISCELLANEOUS.

     8.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of New York as such laws are applied to agreements between New York residents entered into and performed entirely in New York.

     8.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     8.3  SUCCESSORS AND ASSIGNS.

          (a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

          (b) Each Purchaser agrees that it will not sell, assign or transfer any Share to any person other than: (i) in the case of BET Associates, L.P., any such transfer to Bruce Toll, Leonard Tannenbaum, any entity where a majority of capital stock or other equity interest is held by either of Mr. Toll or Mr. Tannenbaum, their respective heirs, or any trust created for the benefit of their heirs; and (ii) in the case of Brookwood New World Investors LLC, (A) its members, (B) the members of its managing member and (C) the members, partners or shareholders of any of the managing member's members, as to

(C), not to exceed twenty transferees. Any attempt to transfer Shares not in compliance with this Section 8.3(b) shall be null and void. Certificates evidencing the shares will include the following legend:

     THE TRANSFERABLIITY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER RESTRICTED BY THE TERMS OF THE SERIES D PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT DATED AUGUST 11, 2000, A DUPLICATE OF THE ORIGINAL OF WHICH IS MAINTAINED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY.

     8.4 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     8.5 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     8.6  AMENDMENT AND WAIVER.

          (a) This Agreement may be amended or modified only upon the written consent of the Company and holders of at least a majority of the Shares.

          (b) The obligations of the Company and the rights of the holders of the Shares under the Agreement may be waived only with the written consent of the holders of at least a majority of the Shares.

     8.7 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the Related Agreements or the Certificate of Designation shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any Purchaser's part of any breach, default or noncompliance under this Agreement, the Related Agreements or under the Certificate of Designation or any waiver on such party's part of any provisions or conditions of the Agreement, the Related Agreements, or the Certificate of Designation must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Related Agreements, the Certificate of Designation by law, or otherwise afforded to any party, shall be cumulative and not alternative.

     8.8 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Purchaser at the address set forth on Exhibit A attached hereto or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

     8.9  EXPENSES.

          (a) Whether or not the transactions herein contemplated are consummated, the Company will pay (i) the reasonable costs and expenses of the preparation of the Purchase Agreement and the issuance of the Notes, Warrants and the Shares and the furnishing of all opinions by counsel for the Company,
(ii) the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP in connection with the Purchase Agreement, the Notes, the Warrants and the transactions contemplated hereby and thereby (whether or not a closing occurs hereunder and if a closing occurs the Company will make such payment on the Closing Date), (iii) all fees contemplated by the fee letter entered into between the Company and MYFM Capital, LLC, (iv) the reasonable travel expenses incurred by any Purchaser prior to the Closing Date in connection with due diligence or negotiation of the terms of the Purchase Agreement, and (v) the legal and other expenses relating to the transaction, in an aggregate amount not to exceed fifty thousand dollars ($50,000), of Brookwood New World Investors, LLC. The obligations of the Company under this Section 7.9 shall survive the closing hereunder, the payment or cancellation of the Notes, exercise or cancellation of the Warrants and the termination of the Purchase Agreement.

          (b) In addition to all other sums due hereunder or provided for in this Agreement, the Company shall pay to each Purchaser or its agents, respectively, an amount sufficient to indemnify such persons (net of any taxes on any indemnity payments) against all reasonable costs and expenses (including reasonable attorneys' fees and expenses and reasonable costs of investigation) and damages and liabilities incurred by each Purchaser or its agents pursuant to any investigation or proceeding against any or all of the Company, any Purchaser, or their agents, arising out of or in connection with the Purchase Agreement, the Notes or the Warrants (or any transaction contemplated hereby or thereby or any other document or instrument executed herewith or therewith or pursuant hereto or thereto), whether or not the transactions contemplated by this Purchase Agreement are consummated, which investigation or proceeding requires the participation of such Purchaser or its agents or is commenced or filed against such Purchaser or its agents because of the Purchase Agreement, the Notes or the Warrants or any of the transactions contemplated hereby or thereby (or any other document or instrument executed herewith or therewith or pursuant hereto or thereto), other than any investigation or proceeding (x) in which it is finally determined that there was gross negligence or willful misconduct on the part of such Purchaser seeking indemnification or its agents, (y) which relates to disputes among a Purchaser and its own partners, shareholders or beneficiaries or (z) which relates to a Purchaser's disposition of Notes, Warrants or Shares and the conduct of the Purchaser or its agents giving rise to such investigation or proceeding. The Company shall assume the defense, and shall have its counsel represent such Purchaser and such agents, in connection with investigating, defending or preparing to defend any such action, suit, claim or proceeding (including any inquiry or investigation); provided, however, that such Purchaser, or any such agent, shall have the right (without releasing the Company from any of its obligations hereunder) to employ its own counsel to participate in the Company's defense, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with such defense or (ii) the Company shall not have provided their counsel to take charge of such defense or (iii) the Purchaser, or such agent of the Purchaser, shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the Company, then in any of such events referred to in clauses (i), (ii) or (iii) such reasonable counsel fees and expenses (but only for one counsel for the Purchaser and its agents) shall be borne by the Company. Any settlement of any such action, suit, claim or proceeding shall require the consent of the Company and such indemnified person (neither of which shall unreasonably withhold its consent).

          (c) The Company agrees to pay, or to cause to be paid, all documentary, stamp and other similar taxes levied under the laws of the United States of America or any state or local taxing authority thereof or therein in connection with the issuance and sale of the Notes and the execution and delivery of the Purchase Agreements and any other documents or instruments contemplated hereby or thereby and any modification of any of the Notes or the Purchase Agreements or any such other documents or instruments and will hold the Purchaser harmless without limitation as to time against any and all liabilities with respect to all such taxes.

          (d) The obligations of the Company under this Section 7.9 shall survive the closing hereunder, the payment or cancellation of the Notes, exercise or cancellation of the Warrants and the termination of the Purchase Agreement.

     8.10 TITLES AND SUBTITLES. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     8.12 EXCULPATION AMONG PURCHASERS. Each Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each

Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Shares.

     8.13 PRONOUNS. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

     8.14 PUBLICITY. Neither the Company nor the Purchasers shall issue any press release or other public statement relating to this Agreement or the Related Agreements or the transactions contemplated hereby or thereby without the prior written approval of the other, not to be unreasonably withheld.

     8.15 DISPUTE RESOLUTION. If any dispute arises under this Agreement, the parties shall seek to resolve any such dispute between them in the following manner:

          (a) GOOD FAITH NEGOTIATIONS. First, by promptly engaging in good faith negotiations among senior executives of each party.

          (b) MEDIATION. If the parties are unable to resolve the dispute within 20 business days following the first request by either party for good faith negotiations, then the parties shall endeavor to resolve the dispute by mediation administered by the American Arbitration Association ("AAA") under its Commercial Mediation Rules.

          (c) EQUITABLE RELIEF. No party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests, but such relief shall not be sought as a means to avoid, delay or stay mediation, arbitration or Summary Proceeding.

          (d) CONTINUING PERFORMANCE. Each party is required to continue to perform its obligations under this contract pending final resolution of any dispute arising out of or relating to this contract, unless to do so would be impossible or impracticable under the circumstances.

     8.16 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

     THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY, COUNTY AND STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO THE ELECTION, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS MAY BE LITIGATED IN SUCH COURTS. THE PARTIES ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVE

ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY (SUBJECT TO ANY APPEAL AVAILABLE WITH RESPECT TO SUCH JUDGMENT) IN CONNECTION WITH THIS AGREEMENT OR THE NOTES. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE PARTIES TO BRING PROCEEDINGS OR OBTAIN OR ENFORCE JUDGMENTS AGAINST EACH OTHER IN THE COURTS OF ANY OTHER JURISDICTION.

     8.17 WAIVER OF JURY TRIAL.

     THE HOLDER AND THE COMPANY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE RELATED AGREEMENTS OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO THE NOTES OR THE WARRANTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

     IN WITNESS WHEREOF, the parties hereto have executed the SERIES D PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

                                        NEW WORLD COFFEE - MANHATTAN

                                        BAGEL,  INC.

                                        By:________________________________

                                        Name:______________________________

                                        Title:_____________________________



PURCHASERS:

BET ASSOCIATES, L.P.

By: BRU Holding Co., LLC
    Its General Partner

By:_____________________,

Name:
Title:

Brookwood New World  Investors, LLC

By:_____________________,

Name:
Title:

                                    EXHIBIT A

                             SCHEDULE OF PURCHASERS*

NAME AND ADDRESS          SHARES TO BE PURCHASED    SHARES TO BE PURCHASED       AGGREGATE
----------------          ----------------------    ----------------------       ---------
                            AT INTERIM CLOSING      AT SUBSEQUENT CLOSING     PURCHASE PRICE
                            ------------------      ---------------------     --------------
BET Associates, Inc.             8,108.108                   0                 $ 7,500,000


Brookwood New World                  0                   8,108.108               7,500,000
Investors, LLC







TOTAL:                           8,108.108               8,108.108             $15,000,000

                                    EXHIBIT B

                                      NOTE

                                    EXHIBIT C

                                     WARRANT

                             SCHEDULE OF EXCEPTIONS

     In connection with that certain Series D Preferred Stock and Warrant Purchase Agreement dated as of August 11, 2000 by and among New World Coffee - Manhattan Bagel, Inc. (the "Company") and the persons and entities listed on the Schedule of Purchasers attached thereto (the "Agreement"), the Company hereby delivers this Schedule of Exceptions to the Company's representations and warranties given in the Agreement. The section numbers in this Schedule correspond to the section numbers in the Agreement. Capitalized terms used but not defined herein shall have the same meanings given them in the Agreement.

                                   EXHIBIT 1.1

                           CERTIFICATE OF DESIGNATION

                                EXHIBIT 3.1.1(c)

                             SECRETARY'S CERTIFICATE

                                EXHIBIT 3.1.1(d)

                               OPINION OF COUNSEL